Exhibit 3.9a

LIMITED LIABILITY COMPANY AGREEMENT

OF

ATLANTIC BROADBAND MANAGEMENT, LLC

This Limited Liability Company Agreement (this “Agreement”) of Atlantic Broadband Management, LLC is entered into by Atlantic Broadband Finance, LLC, as sole member (the “Member”).

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is Atlantic Broadband Management, LLC (the “Company”).

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Members. The name and mailing address of each Member is as follows:

Name	Address
Atlantic Broadband	111 Huntington Avenue, 30th Floor
Finance, LLC	Boston, MA 02199

4. Powers. The Board of Managers of the Company (the “Board”) shall manage the Company in accordance with this Agreement. The actions of the Board taken in such capacity and in accordance with this Agreement shall bind the Company. The initial members of the Board of Managers shall be Jay Grossman and Blake Battaglia.

i. The Board shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business, operations and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. Subject to the provisions of this Agreement, the Board shall have general and active management of the business and operations of the Company. In addition, the Board shall have such other powers and duties as may be prescribed by the Member or this Agreement. Such duties may be delegated by the Board to officers, agents or employees of the Company as the Board may deem appropriate from time to time.

ii. The Board may, from time to time, designate one or more persons to be officers of the Company. No officer need be a member of the Company. Any officers so designated will have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular officers, including, without limitation, chairman, chief executive officer, president, vice president, chief operating officer, secretary, assistant secretary, treasurer and assistant treasurer. Each officer will hold office until his or her successor will be duly designated and will qualify or until his or her death or until he or she will resign or will have been removed. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company will be fixed from time to time by the Board or by any officer acting within his or her authority. Any officer may be removed as such, either with or without cause, by the Board whenever in his, her or its judgment the best interests of the Company will be served thereby. Any vacancy occurring in any office of the Company may be filled by the Board. The names of the initial officers of the Company, and their respective titles, are set forth on the attached Schedule 1.

iii. In the event that any Member of the Board designated hereunder resigns, or for any other reason ceases to serve as a member of the Board of Managers during his term of office, the resulting vacancy on the Board of Managers is to be filled by the Member.

iv. Members of the Board, in their capacity as such, shall not be entitled to remuneration for acting in the Company business.

6. Tax Elections. The Taxable Year shall be the Fiscal Year. The Member will upon request supply the information necessary to give proper effect to such election.

7. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following (a) the written consent of the Member; or (b) the death, retirement, resignation, expulsion, insolvency, bankruptcy or dissolution of the Member or the occurrence of any other event which terminates the continued membership of a the Member in the Company.

8. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated in accordance with the membership percentages as set forth on Schedule A hereto.

9. Liability of the Board and Members. Neither the Board or the Members shall have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

10. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

*        *        *        *

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the 15th day of September, 2003.

ATLANTIC BROADBAND FINANCE, LLC

By:	/s/ Blake Battaglia

Name: Blake Battaglia Title: Vice President and Assistant Secretary

Schedule 1

Initial Officers

Chief Executive Officer	David Keefe

President and Chief Operating Officer	Edward Holleran

Chief Financial Officer	Patrick Bratton

Secretary and Vice President of Corporate Development	Matt Murphy

Vice President and Assistant Secretary	Jay Grossman

Vice President and Assistant Secretary	Blake Battaglia

Schedule A

Membership Percentages

Member	Membership Percentage
Atlantic Broadband Finance, LLC	100%